SECRETARY OF STATE OF THE
STATE OF NEVADA

MAY 2 7 1987

FRANKIE SUE DEL PAPA SECRETARY OF STATE
[signature]
No. 3998-87

LAS VEGAS, NEVADA 891

ARTICLES OF INCORPORATION

FOR

ORO-PLATA RESOURCES INC.

We, the undersigned, natural persons of the age of twenty-one years or more, acting as incorporators of a corporation under the laws of the State of Nevada, adopt the following Articles of Incorporation for such corporation:

FIRST: The name of the corporation is:

ORO-PLATA RESOURCES INC.

SECOND: This corporation shall exist in perpetuity unless it is otherwise terminated by Law, or by the voluntary action of the stockholders.

THIRD: The purpose or purposes which the corporation is authorized to pursue are:

(a) To acquire, invest in, explore and develop mineral properties and other natural resource properties.

(b) To do each and every other thing not specifically prohibited by law.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is One Million (1,000,000) shares of common voting stock having a par value of $ .01 per share. Shareholders shall not have the right to cumulate their votes. Common stock shall be issued for such consideration as shall be fixed from time to time by the Board of Directors. In the absence of fraud, the judgment of the Directors as to the value of any property or services received in full or partial payment for shares shall be conclusive.

FIFTH: This corporation shall not commence business until consideration of the value of at least $1,000.00 has been received by the corporation for the issuance of shares.

SIXTH: The shareholders of the corporation shall not have pre-emptive rights.

SEVENTH: The address of the corporation's initial registered office is 6804 Stone Ave., Las Vegas, Nevada 89110, and the name of the corporation's initial registered agent at that address is Floyd Robertson.

EIGHTH: The initial Board of Directors of the corporation shall consist of one (1) person, and who shall serve until the first annual meeting of shareholders, or until their successors shall be elected and qualified. The name and address of the Director of the company is as follows:

Floyd Robertson, 6804 Stone Ave., Las Vegas, NV 89110

NINTH: The name and address of the incorporator is as follows:

Floyd Robertson, 6804 Stone Ave., Las Vegas, NV 89110

TENTH: The initial number of stockholders will be less than three.

ELEVENTH: The property of the incorporators, directors or stockholders shall not be liable for the obligations of the corporation. The corporation shall indemnify its officers and directors from liability resultant from their acts for or on behalf of the corporation or in relation to their association with the corporation.

DATED this 28th day of April 1987

Floyd Robertson

FLOYD ROBERTSON

STATE OF NEVADA)
:
County of Clark)

I Valeria M Berg a Notary Public, hereby certify that on the 28th of April, 1987 personally appeared before me Floyd Robertson, who being by me first duly sworn, declared that he is the person who signed the foregoing document as incorporator, and that the statements therein contained are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 28th day of April, 1987.

VALERIA M. BERG
Notary Public-State of Nevada
COUNTY OF CLARK
My Appointment Expires:
April 17, 1990

Valeria M Berg

Residing at 5235 Hillman Ave
Las Vegas, Nv 89122